                                                                    EXHIBIT 10.4

                               LICENSE AGREEMENT

     This License Agreement ("Agreement") dated as of ________, 199____ is entered into by and between Millcap Media Limited ("Licensor") and PCI, Inc., a California corporation doing business as Private Collection International, Inc. ("Licensee").

     WHEREAS, Licensor is the owner and publisher of various magazine, videos, laser disc, CD-ROMS and other multi-media under the names "Private," "Pirate" and "Triple X" (collectively referred to as "Private");

     WHEREAS, the name, image and identification of Private has significant commercial value;

     WHEREAS, Licensor controls all right, title and interest in the name Private and all intellectual property rights relating thereto in the Territory, as defined below.

     WHEREAS, Licensee desires to obtain the exclusive right and license, in the Territory (as hereinafter defined), to own, operate, distribute, sub-contract, market, advertise and promote merchandise including Rubber Goods, Vibrating Products, Pumps, Electric Items, Lotions, Lubricants, Potions, Aphrodisiacs, Realistic Rubber and Latex Productions, Condoms, Dolls, Jelly Products, Massagers, Playing Cards, and all other items that fall into these product groups, except that the rights to Greeting and Trading Cards, Leather and Other Apparel, and Lingerie are licensed on a non-exclusive basis. Any additional items which Licensee would like to produce must be pre-approved by Licensor.

     WHEREAS, Licensor desires to grant Licensee, and Licensee desires to obtain, a license to use the Mark for the purpose of manufacturing, distributing and marketing the Products in accordance with the terms and conditions hereof; and

     NOW, THEREFORE, in consideration of the premises, mutual covenants and obligations herein contained, the parties hereby agree as follows:

                                   AGREEMENT
                                   ---------

     1.   Definitions.  As used herein, the following terms shall have the
          -----------
following meanings:

          (a) "Mark" shall mean Licensor's right, title and interest in the name Private and all intellectual property rights relating thereto.

          (b) "Products" means items of merchandise as described above which bear the Mark as mutually agreed upon by Licensee and Licensor.

          (c) "Products Gross Receipts" means all monies received or utilized by, or credited to the account of, Licensee from the sale of Products as permitted hereby, exclusive of sales or value added taxes, shipping or other transportation charges, duties and insurance, less credits allowed for returns, or good faith and customary trade discounts and allowances.

     (d) "Territory" means in each Country and territory throughout the world in which the Mark is registered or will be registered. In all other Countries and territories throughout the world Licensee may use the Mark subject to the fullest extent of Licensor's rights which it has or will acquire in the future.

     (e) "Term" means the time period commencing on the date first above written ("Commencement Date") and ending seven years thereafter, as hereafter extended in accordance with the terms hereof.

     (f) "Year" means each consecutive twelve (12) month period during the Term commencing on the Commencement Date.

     2.  Grant of License.  Subject to the terms and conditions of this
         ----------------
Agreement, Licensor hereby grants to Licensee the following:

     (a) the sole and exclusive license to use the Mark during the Term in connection with the ownership, operation, manufacture, distribution, marketing, advertising and promotion of the Products in the Territory.

     (b) Licensee hereby acknowledges that Licensor has sole and exclusive control of the Mark in the Territory and all the goodwill associated therewith, that the same, at all time hereunder, shall remain in the sole and exclusive control of Licensor, and that Licensee, by reason of this Agreement has not acquired any right, title or claim of ownership interest therein. The use by Licensee of the Mark under the limited license granted herein shall insure exclusively to the benefit of Licensor, and Licensee shall not at any time acquire any rights or interest in or to the Mark by virtue of use thereof. Upon request by Licensor at any time, Licensee shall promptly execute any documents required by Licensor to confirm Licensor's control of all such rights.

     3.  Consideration.
         -------------

     (a) Royalty.  In consideration of the rights granted to Licensee herein,
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Licensee agrees to pay to Licensor for each Year of the Term, a royalty equal to ten percent (10%) of the Products' Gross Receipts. Royalties shall be payable in arrears, on or before the seventeenth (17/th/) day of the month following the end of each quarter ("quarter" following the calendar Year).

     (b) Guaranteed Minimum Royalties.  Regardless of the actual Products Gross
         ----------------------------
Receipts generated, and as a material inducement to Licensor to grant the rights to Licensee hereunder, Licensee agrees to pay to Licensor for each Year during the Term, the following guaranteed minimum royalty: (a) for the First Year of the Term, $100,000; (b) for the Second Year of the Term, $200,000; (c) for the Third Year of the Term $400,000; (d) for the Fourth Year of the Term,, $500,000;
(e) for the fifth Year of the Term, $600,000; (f) for the sixth Year of the Term, $700,000; and (g) for the seventh Year of the Term, $800,000. Should this Agreement be extended by Licensee for additional years after the seventh year of the Term, the guaranteed minimum royalty payments shall increase by the greater of 8.5% or $100,000 each subsequent year.

     Notwithstanding the date of this Agreement, for the purposes of this paragraph 3, Licensees obligations commence as of January 1, 1996, unless Licensee commences sales prior to January 1, 1996. In such an event, royalties accruing prior to January 1, 1996 are due and payable at the time of the first installment in 1996. The guaranteed minimum royalties for each Year paid by Licensee to Licensor shall be credited against the royalties due pursuant to paragraph (a) above with adjustments made at the end of each quarter. In other words, in year three, minimum quarterly payments shall be $100,000. Should Licensee pay Licensor in excess of $400,000 in royalties after the first three quarters, there is no minimum royalty due and owing for that quarter. Credit for excess royalties over the minimum is carried over quarter by quarter but not _____ year.

     (c) Gross Receipts Reports.  Licensee shall provide to Licensor written
         ----------------------
reports ("Gross Receipts Reports") covering all revenues generated by the sales of Products using the Mark during the previous quarter each Year during the Term, including a statement of the returns, discounts and allowances for such quarter. The Gross Receipts Reports shall indicate the revenues generated by the sales of the Products, the number of Products sold by product type, the price and amount invoiced for each such item, and shall reflect the royalty due and payable in connection therewith. The Gross Receipts Reports shall be delivered concurrently with the payment of royalties.

     (d) Books and Records.  Licensee shall maintain accurate and complete
         -----------------
records and books of account with respect to all receipts generated by Licensee's use of the Mark. Such records and books of account may be examined during regular business hours upon not less than _____ business days advance notice from Licensor, at Licensor's expense, once in each six (s) month period the first of which commences upon issuance of the First Gross Receipts Report by Licensor's duly authorized representatives. A copy of any report generated in connection with such examination shall be provided to Licensee after the same is made available to Licensor. The scope of the examination shall be limited to those records necessary to determine Products Gross Receipts. Gross Receipt Reports shall be subject to correction or amendment at any time by Licensee and in such event, Licensor shall be entitled to re-examine such reports. In the event an inspection of Licensee's books and records reveals tan error of five percent (5%) or more between the amount paid and that due Licensor, Licensee shall pay the costs of such examination (including, without limitation, audit and attorneys' fees) and all amounts found to be due Licensor shall be immediately paid along with interest accruing at the maximum rate permitted by California law. All amounts not timely paid hereunder, whether payment is simply late or an underpayment is revealed by audit, shall bear interest at the maximum rate permitted by California law.

     Each Gross Receipt Report shall be deemed conclusively correct and binding upon Licensor one (1) year from the date of mailing if Licensor does not serve written notice on Licensee within said one (1) year period objecting in specific detail to particular items and stating the nature of the objection. If Licensor's objection is not resolved amicably, Licensor may maintain or institute an action with respect to any objection raised and not resolved provided such action is commenced before the end of one (1) year after the expiration of such one (1) year period.

     4.  Undertakings of Licensee.  Licensee agrees and covenants that:
         ------------------------

            (a) It will not attack the title of Licensor in and to the Mark, nor attack the right of Licensor to grant the license granted hereunder;

            (b) It will utilize the Mark and otherwise conduct its business or cause the same to be done in an ethical, lawful and high quality manner and in accordance with the terms and intent of this Agreement.

            (c) It will not create any expense or incur any liability chargeable to Licensor;

            (d) It will comply with all applicable laws, regulations, ordinances and other requirements involving the use of the Mark and the conduct of Licensee's business in connection therewith; and

            (e) It will not harm, misuse or bring into disrepute the Mark.

     5.  Quality Standards.  Licensee understands and hereby acknowledges that
         -----------------
high standards of quality products manufactured or sold bearing the Mark are necessary in order to maintain the good will and reputation of Licensor. Licensor and its authorized representatives shall have the right at any time during ordinary business hours to visit the manufacturing facilities or any other location at which Licensee's business is conducted and to inspect and compare the quality of the goods.

     6.  Approvals.  Licensee agrees that each use of the Mark shall be subject
         ---------
to the approval of Licensor. Licensee agrees to furnish Licensor for its prior written approval a description of the Products line and packaging and, if available, samples thereof. Further, Licensee will provide samples and general descriptions of the concept, layout and graphics of print advertisements, promotional material and any other publicity, in each case before any use if the Mark in connection therewith. In the event Licensor gives Licensee written notice of disapproval of any item described above, Licensee shall immediately upon receipt of such notice cease any further use of such disapproved item. Any proposed change in any approved item must be resubmitted for the prior written approval of Licensor. Licensor shall have ten (10) business days following receipt of any request for approval to approve or reject same provided that Licensor shall be deemed to have approved such submission unless Licensor disapproves same in writing within such ten (10) day period.

     Licensor agrees to exercise its approval rights in good faith and to cooperate with Licensee in modifying, changing or altering Products or packaging which are deemed unacceptable in order to make them acceptable.

     7.  Advertising.  Licensor agrees to provide no less than two (2) pages of
         -----------
free advertising in each of Licensor's magazines and a comparable amount of free advertising in each of Licensor's other media including videos, laser discs and CD-ROMS, for two years following the placement of Licensee's first advertisement. Licensor is obligated to place the advertising in its media other than magazines and video, only to the extent that advertising, either its own or others, are also included in such media.

     Licensee shall be responsible for the production of such advertising and for all costs incurred in connection with both the production of the advertising and the placement of such advertising.

     Licensee shall provide advertising materials to Licensor or its designees in accordance with reasonable schedules imposed by Licensor to meet printing deadlines.

     After two (2) years of advertising, and for each and every year thereafter, Licensor may reduce such free advertising space to no less than one (1) page in each of Licensor's magazines and a comparable amount of free advertising in each of Licensor's other media as set forth above. Licensor is obligated to place the advertising in its media other than magazines and video, only to the extent that advertising, either it own or others, are also included in such media.

     8.  Maintenance of Trademarks.  Licensee shall cooperate with Licensor, at
         -------------------------
Licensor's request to make and to pursue the preparation and recording, if necessary, of any and all documents, instruments and affidavits necessary to maintain the Mark or such other similar related trade or service marks on the applicable trademark registers and to prosecute any additional registrations of the Mark Licensor deems reasonably appropriate. Licensee shall also cause to appear on all written materials on or in connection with which the Mark is used such markings as required by law or as Licensor may request in order to give appropriate notices of trademark rights in and to the Mark. The parties agree that violation of this Paragraph 8 make it extraordinarily difficult to calculate the damages it shall cause. Therefore, the parties agree that if Licensee persists in willful violation of this Paragraph, Licensee shall pay to Licensor, as a good faith estimate of such damages, the sum of $2 million.

     9.  Representations and Warranties; Indemnification.
         -----------------------------------------------

            (a) Representations and Warranties of Licensee. Licensee represents
                ------------------------------------------
and warrants that:

                    i) Licensee is a corporation duly organized, validly existing and in good standing under the laws of California; has full corporate power and authority to conduct its business as contemplated hereby; and holds all necessary licenses and permits from all government entities for the proper conduct of said business; and

                    ii) Licensee has the unrestricted right, power and authority to enter into this Agreement and to perform its obligations hereunder, and neither the execution and delivery of this Agreement nor the consummation of the actions contemplated hereby will (a) violate any provisions of its charter documents (b) violate, conflict with or constitute a default under any
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contract to which it is a party or (c) violate any law binding on it.

     (b) Representations and Warranties of Licensor.  Licensor represents and
         ------------------------------------------
warrants that:

          i) Licensor is the sole entity empowered to license the Mark in the Territory and has not granted any other right or license to any other person or entity, not entered into any other agreement or commitment, which conflicts with the rights granted to Licensee hereunder; and

          ii) Licensor has the full power and authority to enter into this Agreement and to perform its obligations hereunder.

     (c) Indemnification by Licensor.  Licensor hereby indemnifies and agrees to
         ---------------------------
defend and hold harmless forever Licensee and its officers, directors, agents, representatives, successors and assigns from and against any and all claims, demands, losses, costs and expenses (including reasonable attorneys' fees), investigations, \damages, judgments, penalties, and liabilities of any kind or nature whatsoever, directly or indirectly arising out of, resulting from, relating to or connected with the breach of any of the foregoing representations or warranties, except to the extent caused by acts of gross negligence, bad faith or willful misconduct by Licensee.

     10.  Infringement Proceedings.  Each party agrees to promptly notice the
          ------------------------
other of any infringement, imitation, or unauthorized use of the Mark in connection with the Products or variation thereof by others promptly following such party's becoming aware of such event. Licensor shall have the obligation, at its cost and expense initially right to determine whether or not to prosecute any necessary Action for infringement or unfair competition proceedings on account of any such infringement, imitation or unauthorized use or variation, or any other matter involving the Mark generally. Licensee shall cooperate fully with Licensor shall cooperate with Licensor in any legal action taken by Licensor against any party alleged to be infringing upon the Mark. Any amount awarded with respect to any legal action shall be first allocated between Licensor and Licensee in reimbursement of expenses and the remainder shall be apportioned between Licensor and Licensee pursuant to their first mutual agreement as to their damages or, if they are unable to agree, by arbitration, pursuant to paragraph 20 below. Licensee agrees to assist Licensor in the protection of any of Licensor's rights or interests in and to the Mark. If Licensor decides not to institute any suit or take any action in connection with any potential infringement, imitation or unauthorized use in connection with the Products, Licensee may institute such action and upon conclusion of such action or proceeding Licensee shall be entitled to retain all funds collected.

     11. Duration and Termination.
         ------------------------

           (a) Option to Renew.  Provided that Licensee is not in default of its
               ---------------
obligations under this Agreement and Licensee has used the Mark in connection with the sale of the Products during the Term, Licensee shall have the right and option (but not the obligation) to extend the Term for successive periods of one
(1) Year each up to 99 years, subject to the payment of the minimum royalties specified in paragraph 3(b) above and the other terms and conditions of this Agreement. Such Term shall be deemed automatically extended by Licensee unless
(i) Licensee
gives Licensor written notice of its intention not to extend the Agreement not later than sixty (60) days prior to the end of the Term (as the same may have previously been extended); or (ii) notwithstanding the foregoing, at any time after expiration of the Term. Licensor may terminate the Agreement upon no less than six months notice. Should Licensee deliver any notice of intention not to extend the term of this Agreement within the required time period, then this Agreement shall terminate at the end of the Term, as the same may have been previously extended.

     (b)  Termination by Licensor.  Licensor shall have the right to terminate
          -----------------------
this Agreement, effective upon receipt by Licensee of written notice, without prejudice to any other rights or remedies which Licensor may have, whether under the provisions of this Agreement, in law or in equity or otherwise, upon the occurrence of any one or more of the following events:

               i) Licensee's failure to pay timely the minimum royalty payments;

               ii) Licensee fails to provide Gross Receipts Reports within thirty (30) days of the date they are due, despite demand and a reasonable opportunity to comply (which shall mean six business days);

               iii) If the Mark is not being used pursuant to the terms and conditions of this Agreement, or Licensee shall otherwise fail to perform any of the terms, conditions, agreements or covenants contained in this Agreement and such default shall continue uncured for a period of thirty (30) days after receipt by Licensee of written notice thereof.

               (iv) If more than 34% of Licensee's shares are sold to a new shareholder, other than a member of Selling shareholder's family, family trust, or a business entity in which Selling shareholder holds a majority interest or an affiliate, parent, or subsidiary of such entity, without first obtaining Licensor's approval of the Buying shareholder. Such approval shall not be unreasonably withheld.

               (v) If Licensee fails to exercise its best efforts to exploit the Mark as contemplated hereunder. For purposes of this paragraph, evidence of Licensee's best efforts is shown by employing (on average) at least four individuals on a full time basis during Licensee's first two years of operation.

     (c)  Termination by Licensee.  Licensee shall have the right to terminate
          -----------------------
this Agreement for any reason whatsoever upon not less than six months written notice to Licensor, provided, however, that upon termination pursuant to this paragraph 11(c) Licensee shall immediately pay to Licensor that portion of the Guaranteed Minimum Royalties which had accrued on a pro rata basis until the date of termination. Further, the individual shareholders of PCI, Inc. agreed that they will jointly and severally personally guarantee Licensee's obligations under this Paragraph up to the sum of $1 million.

     (d)  Effect of Termination.  In the event of any termination of this
          ---------------------
Agreement upon expiration of the Term:

               i) The provisions of Sections 4(c), 4(d) and 8 shall survive this termination.

               ii) Licensee shall immediately cease any and all use of the Mark in any manner whatsoever and all rights granted to Licensee hereunder shall immediately revert to Licensor; and

               iii) Licensor shall have the right, at its option to purchase at cost all or any number of Products in Licensee's possession or under its control on the date of the actual termination of this Agreement. With respect to any Product not repurchased by Licensor hereunder, Licensee shall have the right to sell existing inventory only in the Territory for a period of ninety (90) days following termination. Following such sell-off period, all products shall be either returned to Licensor or destroyed (and Licensee shall deliver a certificate of destruction promptly thereafter) at Licensee's sole cost and expense. Such sales shall be strictly in accordance with the terms and conditions of this Agreement, including, without limitation, the royalty obligations provided for in paragraph 4 above, as though this Agreement had not expired or been terminated.

               iv) Licensee shall cooperate and execute all documents necessary to transfer or exclusively and irrevocably license to Licensor all rights Licensee has in any way to the name "Private Collection International." Should Licensee fail to cooperate in this regard despite written demand and a reasonable opportunity to cure, Licensee shall pay licensor the sum of $500,000 which the parties agree is a fair and reasonable sum reflective of the damages which Licensor will suffer as a result of Licensee's failure to cooperate.

  12.  Complete Agreement.  This Agreement contains the entire agreement among
       ------------------
the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all previous written or oral negotiations, commitments, understandings, agreements and any other writings or communications in respect of such subject matter.

  13.  Amendments.  This Agreement may be modified, amended, superseded or
       ----------
terminated only by a writing duly signed by authorized representatives of both parties.

  14.  Severability.  Any provision of this Agreement which is invalid, illegal
       ------------
or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any jurisdiction.

  15.  Notices.  All notices, requirements, requests, demands, claims or other
       -------
communications hereunder shall be in writing. Any notice, requirement, requests, demand, claim or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two (2) business days after having been sent by registered or certified mail, return-receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, and the appropriate telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service under circumstances by which such service guarantees next day delivery, the date following the date so sent:

     If to Licensor, to:
     ------------------

                         Millcap Media Limited
                    c/o  Millcap Publishing Group AB
                         Box 15077
                         104 65 Stockholm, Sweden


     If to Licensee, to:
     ------------------

                         PCI, Inc.
                         8599 Venice Boulevard
                         Los Angeles, California 90007

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

  16.  No Waiver.  Any waiver by either party of a breach of any provision of
       ---------
this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or to deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

  17.  Binding Effect.  This Agreement shall be binding on, and shall inure to
       ---------------
the benefit of, the parties hereto and their permitted assigns, successors and legal representatives.

  18.  Counterparts.  This Agreement may be executed by the parties hereto in
       ------------
separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document.

  19.  Governing Law.  This Agreement has been negotiated and entered into in
       -------------
the State of California and shall be construed in accordance with the laws of the State of California..

  20.  Arbitration.  The parties hereby expressly agree that any controversy or
       -----------
claim relating to this Agreement including the construction, enforcement or application of the terms hereof, shall be submitted to arbitration in Los Angeles, California by the American Arbitration Association in accordance with the Commercial Arbitration Rules of such association. The arbitrator shall be a retired judge of the Los Angeles Superior Court or other party acceptable to the parties and the rules of evidence shall apply. The costs of the arbitrator shall be borne equally. Each party shall be responsible for its own attorneys' fees and costs. However, the arbitrator shall have the right to award costs and expenses (including actual attorneys' fees) to the prevailing party as well as equitable relief. The award of the arbitrator shall be final and binding and shall be enforceable in any court of competent jurisdiction. Nothing in this paragraph shall preclude Licensor from seeking an injunction or other equitable relief from a court of competent jurisdiction under appropriate circumstances.

  21.  Attorneys' Fees.  In the event of any legal action, arbitration or
       ---------------
proceeding arising under or concerning this Agreement, the prevailing party shall be entitled to recover its actual attorneys' fees and costs from the non-prevailing party in such action, arbitration or proceeding.

  22.  Insurance.  Licensee shall carry liability insurance on all Products
       ---------
which they manufacture and distribute and will hold Licensor harmless for all suits and claims arising out of the distribution of the Products.

  23.  Survival.  The parties intend that this Agreement shall survive the sale,
       --------
license, lease, transfer, or assignment of all or any part of Licensor's interest in the Mark.

  24.  Headings.  The headings included in this Agreement are for the
       --------
convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

  25.  Counterparts.  This Agreement may be executed in any number of
       ------------
counterparts, each of which shall be an original, but which together shall constitute one instrument.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"Licensor"                                    "Licensee"

Millcap Media Limited                         PCI, Inc.


By:_________________________                  By:__________________________
Its: _______________________                         Don Browning
                                              Its:   President


                                              By:__________________________
                                                     Robert Tremont
                                              Its:   Vice-President


                                              _____________________________
                                              Robert Tremont, an Individual

                                        __________________________________
                                        Don Browning, an Individual



                                        __________________________________
                                        Edward Wedelstedt, an Individual